UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 15, 2016
(Date of earliest event report)

WEYERHAEUSER COMPANY
(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)
Federal Way, Washington 98063-9777
(Address of principal executive offices)
(zip code)
Registrant’s telephone number, including area code:
(253) 924-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement
Item 8.01	Other Events
Item 9.01	Financial Statements and Exhibits
SIGNATURES
EXHIBIT 99.1

1.01    Entry into a Material Definitive Agreement

On June 15, 2016, Weyerhaeuser Company, a Washington corporation (the “Company”), announced that Weyerhaeuser NR Company, a Washington corporation and a wholly owned subsidiary of the Company (“Weyerhaeuser NR”), entered into an asset purchase agreement dated as of June 15, 2016 (the “Purchase Agreement”) with Nippon Paper Industries Co., Ltd. (the “Buyer”), pursuant to which Weyerhaeuser NR agreed to sell to the Buyer its Liquid Packaging Board business (the “Business”).

The Business includes, among other things, its liquid paper packaging manufacturing facilities located in Longview, Washington and certain real, personal and intellectual property related to the Business.

Pursuant to the Purchase Agreement, the Buyer agreed to pay to Weyerhaeuser NR US$285 million in cash (the “Purchase Price”), and to assume certain liabilities relating to the Business (the “Assumed Liabilities”).  The Purchase Price is subject to adjustment for any change in working capital of the Business from a specified target amount.  The purchase and sale of the Business and the assumption of the Assumed Liabilities are referred to herein as the “Disposition”.

Weyerhaeuser NR has agreed to certain pre-closing covenants in the Purchase Agreement, including a covenant to conduct the Business in the ordinary course.  Closing of the Disposition is subject to customary closing conditions, including: (1) absence of any material adverse effect on the Business; (2) receipt of required regulatory approvals, including expiration of the waiting period required pursuant to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and (3) execution and delivery of certain ancillary transaction agreements.  The Disposition is not subject to a financing condition.

The Disposition is expected to close in the third quarter of 2016. The Purchase Agreement permits either party to terminate the Purchase Agreement if the Disposition has not been consummated on or before December 15, 2016 (the “Outside Date”), subject to each party’s right to extend the Outside Date until March 15, 2017 in the event that certain governmental approvals are the only closing conditions that remain to be fulfilled.

The Purchase Agreement contains customary representations and warranties, covenants and indemnities relating to the Disposition.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Purchase Agreement, which is to be filed with the Company’s Form 10-Q for the quarter ended June 30, 2016.  All shareholders of the Company are urged to read the Purchase Agreement carefully and in its entirety when it becomes available because it contains important information not summarized in this current report.  The Purchase Agreement provides information regarding the terms of the Disposition.  It is not intended to provide any other factual information about the Company, Weyerhaeuser NR Company, the Buyer or any of their respective subsidiaries, affiliates or businesses.

The Purchase Agreement contains representations and warranties that Weyerhaeuser NR and the Buyer made to each other as of specific dates.  The assertions embodied in those representations and warranties were made solely for purposes of the contract between the parties to the Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Purchase Agreement.  Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.  For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Item 8.01    Other Events

On June 15, 2016, the Company issued a press release announcing the Disposition. A copy of the press release is filed as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits
(d) Exhibits
The following item is filed as an exhibit to this report:
Exhibit No.    Description
99.1        Press release dated June 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY

By:	/s/ Devin W. Stockfish
Name:	Devin W. Stockfish
Its:	Senior Vice President, General Counsel and Corporate Secretary

Date: June 15, 2016

EXHIBIT INDEX

Exhibit
No.                              Description

99.1    Press Release dated June 15, 2016